Exhibit 10.1

CALLAWAY GOLF COMPANY

Annual Incentive Plan Guidelines

1.	PURPOSE. These guidelines are intended to increase stockholder value and the success of the Company by motivating Participants to achieve the Company’s financial and non-financial metrics and goals through the payment of awards under the Company’s Annual Incentive Plan (or any successor Incentive Plan) when those financial and non-financial metrics and goals are achieved. The Company intends that Incentive Awards under this Annual Incentive Plan will be administered in accordance with these guidelines and, as such, will permit the payment of incentives that may qualify as Performance-Based Compensation. The Incentive Awards will be granted under the Company’s Incentive Plan, which was approved by the Company’s shareholders, and administered pursuant to these guidelines.

2.	DEFINITIONS.

2.1	“Board” means the Board of Directors of the Company.

2.2	“Incentive Award” means the award, granted under the Incentive Plan and pursuant to the terms of this Annual Incentive Plan, in the amount determined by the Committee, that may be earned by a Participant based on that Participant’s level of attainment of Performance Metrics and Goals established in accordance with the performance program, subject to the Committee’s authority under the Incentive Plan to eliminate or reduce such amount as described below.

2.3	“Annual Incentive Plan” means the Callaway Golf Company 2012 Annual Incentive Plan and successor incentive plans.

2.4	“Code” means the Internal Revenue Code of 1986, as amended.

2.5	“Committee” means the Compensation and Management Succession Committee of the Board, or a subcommittee thereof, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

2.6	“Company” means Callaway Golf Company, together with each of its subsidiaries (as such term is defined in Section 424(f) of the Code).

2.7	“Incentive Plan” means the Company’s Amended and Restated 2004 Incentive Plan, as amended.

2.8	“Maximum Award” means the maximum Incentive Award that may be earned under this Annual Incentive Plan by a Participant for the Performance Period, which may (but is not required to be) expressed as a percentage of Participant’s base salary, a specific dollar amount, or a specific number of shares of Common Stock, as determined by the Committee in accordance with this Annual Incentive Plan. In no event may the Maximum Award payable in cash, as to any Participant for any Performance Period, exceed $10,000,000 multiplied by the number of complete calendar years contained within the Performance Period. In addition, subject to capitalization adjustments described in Section 15.1 of the Incentive Plan, in no event may the Maximum Award payable in shares, as to any Participant for any Performance Period, exceed 2,000,000 shares of the Company’s common stock multiplied by the number of complete calendar years contained within the Performance Period. A Participant may be awarded, and may earn, both a Maximum Award payable in cash and a Maximum Award payable in shares for the same Performance Period.

2.9	“Participant” means any executive officer or employee of the Company designated by the Committee, in its sole discretion, to participate in this Annual Incentive Plan for a given Performance Period.

2.10	“Payout Determination Date” means the date upon which the Committee determines the amounts payable under this Annual Incentive Plan with respect to any previously completed Performance Period, in accordance with terms set forth below.

2.11	“Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 5 in order to determine the Incentive Awards (if any) to be paid to Participants. The Payout Formula may be (but is not required to be) expressed as a percentage (which may be more than 100%) of the Target Award. The Payout Formula may differ from Participant to Participant and, with respect to any one Participant in a given Performance Period, there may be a different Payout Formula for his or her Maximum Award payable in cash than the Payout Formula for his or her Maximum Award payable in shares.

2.12	“Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

2.13	“Performance Criteria” has the meaning contained in Section 11.1 of the Incentive Plan.

2.14	“Performance Metrics and Goals” means the metrics and goals that are based on Performance Criteria and determined in accordance with Section 11.2 of the Incentive Plan.

2.15	“Performance Period” means any calendar year, fiscal year of the Company, or such longer or shorter period as determined by the Committee in its sole discretion.

2.16	“Section 162(m)” means Section 162(m) of the Code, or any successor section thereto, as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

2.17	“Target Award’ means the target Incentive Award that may be earned under this Annual Incentive Plan by a Participant for the Performance Period at target levels of performance, which may (but is not required to be) expressed as a percentage of Participant’s base salary, a specific dollar amount, or a specific number of shares of Common Stock, as determined by the Committee in accordance with this Annual Incentive Plan.

2.18	“Target Determination Cutoff Date” means the latest possible date that will not jeopardize an Incentive Award’s qualification as Performance-Based Compensation, which is the earlier of (i) 90 days after the beginning of the Performance Period, and (ii) the date on which 25% of the Performance Period has elapsed.

2.19	“Target Determination Date” means the date upon which the Committee sets the Target Award, Maximum Award, any threshold award and the Payout Formula with respect to any Performance Period, in accordance with this Annual Incentive Plan.

3.	ELIGIBILITY. Participants in this Annual Incentive Plan shall be selected by the Committee for each Performance Period from those executive officers and employees of the Company whose efforts are anticipated to contribute materially to the success of the Company. No employee shall be a Participant unless he or she is selected by the Committee, in its sole discretion. No employee shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period. Unless specifically stated otherwise in a Participant’s Incentive Award agreement (and then only to the extent consistent with deductibility of Performance-Based Compensation under Section 162(m)), a Participant must be actively employed on the Payout Determination Date to be eligible to receive a payment hereunder.

4.	ADMINISTRATION. The Committee shall be responsible for the general administration and interpretation of this Annual Incentive Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of this Annual Incentive Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Annual Incentive Plan:

•	determining eligibility for participation,

•	determining the Payout Formula,

•	establishing the Maximum Award and Target Award,

•	establishing Performance Metrics and Goals for each Participant,

•	calculating and/or determining the level of attainment of the Performance Metrics and Goals,

•	certifying performance against the Performance Metrics and Goals, and

•	calculating the Incentive Award payable to each Participant based upon such level of attainment.

Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer this Annual Incentive Plan shall be vested in the Committee, including the power to amend or terminate this Annual Incentive Plan as further described in Section 10. The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, this Annual Incentive Plan. The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices. Any rule or decision by the Committee that is not inconsistent with the provisions of this Annual Incentive Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

5.	INCENTIVE AWARDS.

5.1	On the Target Determination Date, the Committee, in its sole discretion, shall establish the Performance Metrics and Goals for each Participant for the Performance Period, including setting forth the manner for calculating achievement against the Performance Goals. Such Performance Metrics and Goals shall be set forth in writing on or prior to the Target Determination Cutoff Date.

5.2	On the Target Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Target Award shall be set forth in writing on or prior to the Target Determination Cutoff Date.

5.3

On the Target Determination Date, the Committee, in its sole discretion, shall establish the Payout Formula for purposes of determining the Incentive Award that may be earned by each Participant. Each Payout Formula (a) shall be set forth in writing on or prior to the Target Determination Cutoff Date, (b) shall provide for the payment of a Participant’s Incentive Award if the Performance Metrics and Goals for the Performance Period are achieved, and (c) may provide for an Incentive Award payment greater than or less than the Participant’s Target Award (i.e., a Maximum Award and a threshold award), depending upon the extent to which the Performance Metrics and Goals are achieved. Notwithstanding the preceding, in no event shall a Participant’s Incentive Award for any Performance Period exceed the Maximum Award.

5.4	On the Payout Determination Date, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Metrics and Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Incentive Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Annual Incentive Plan, the Committee, in its sole discretion, may eliminate or reduce the Incentive Award payable to any Participant below that which otherwise would be payable under the Payout Formula.

5.5	Each Incentive Award under this Annual Incentive Plan shall be paid solely from the general assets of the Company. Nothing in this Annual Incentive Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Incentive Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

5.6	The Company shall distribute any earned Incentive Award to the Participant in cash or shares, as applicable. For any Incentive Awards payable in shares, these shares will be issued under and subject to the terms of one of the Company’s Incentive Plans.

5.7	In addition, in the sole discretion of the Committee, and only to the extent consistent with deductibility of Performance-Based Compensation under Section 162(m), any Incentive Award earned under this Annual Incentive Plan that was denominated in cash may be paid in shares of the Company’s common stock. In general, shares paid in satisfaction of a cash Incentive Award will be issued on the same date that the Incentive Award would otherwise be paid in cash, and the number of shares issuable will be determined by converting the cash value of the Incentive Award into shares using the “Fair Market Value” (as defined in the Incentive Plan) of such shares on the date of issuance.

5.8	The Company will withhold from any payments under this Annual Incentive Plan and from any other amounts payable to a Participant by the Company any amount required to satisfy the income and employment tax withholding obligations arising under applicable federal and state laws in respect of an Incentive Award. Without limiting the forgoing, the Company may, in its sole discretion, satisfy the tax withholding obligations by withholding from any shares of stock otherwise issuable to a Participant pursuant to this Annual Incentive Plan a number of whole shares having a Fair Market Value as of the date of payment, not in excess of the minimum amount of tax required to be withheld by law. The Company may require the Participant to satisfy any remaining amount of the tax withholding obligations by tendering a cash payment. Each Participant is encouraged to contact his or her personal legal or tax advisors with respect to the benefits provided by this Annual Incentive Plan. Neither the Company nor any of its employees, directors, officers or agents are authorized to provide any tax advice to Participants with respect to the benefits provided under this Annual Incentive Plan.

6.	PAYMENT OF INCENTIVE AWARDS. Subject to Section 11 below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Incentive Award for a Performance Period, but in no event later than 2 and 1/2 months after the end of the applicable Performance Period. Incentive Award amounts earned but not yet paid will not accrue interest.

7.	INDEMNIFICATION. Our Board and its Committee are generally indemnified by the Company for any liability arising from claims relating to this Annual Incentive Plan.

8.	NO CLAIM OR RIGHT TO ANNUAL INCENTIVE PLAN PARTICIPATION. No employee or other person shall have any claim or right to be selected as a Participant under this Annual Incentive Plan. Neither this Annual Incentive Plan nor any action taken pursuant to this Annual Incentive Plan shall be construed as giving any employee any right to be retained in the employ of the Company.

9.	SECTION 409A OF THE CODE. Generally, this Annual Incentive Plan and Incentive Awards granted hereunder are intended to be exempt from the application of Code Section 409A under Treasury Regulation 1.409A-1(b)(4) (except for any awards intentionally deferred pursuant to a Participant deferral election made under Section 11 below), and this Annual Incentive Plan shall be interpreted and administered in compliance therewith to the greatest extent possible.

10.	AMENDMENT AND TERMINATION. The Committee may amend, suspend or terminate this Annual Incentive Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in this Annual Incentive Plan or in any award granted thereunder. The Committee may amend or modify this Annual Incentive Plan in any respect, or terminate this Annual Incentive Plan, without the consent of any affected Participant. Notwithstanding any of the foregoing, no amendment, alteration, suspension or discontinuation shall be made which would (i) increase the amount of compensation payable pursuant to an Incentive Award or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Annual Incentive Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under this Annual Incentive Plan shall any Participant accrue any vested interest or right whatsoever under this Annual Incentive Plan except as otherwise stated in this Annual Incentive Plan.

11.	DEFERRALS. The Committee may defer payment of Incentive Awards, or any portion thereof, as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under this Annual Incentive Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

12.	ANNUAL INCENTIVE PLAN BENEFITS. Future benefits under this Annual Incentive Plan are not determinable because awards under this Annual Incentive Plan are determined based on actual future performance.

13.

SECTION 162(M) CONDITIONS; BIFURCATION OF ANNUAL INCENTIVE PLAN. It is the intent of the Company that this Annual Incentive Plan, and all payments made hereunder, satisfy and be interpreted in a manner that, in the case of Participants who are persons whose compensation is subject to Section 162(m), qualify as Performance-Based Compensation under Section 162(m). Any provision, application or interpretation of this Annual Incentive Plan inconsistent with this intent to satisfy the requirements of Section 162(m) shall be disregarded. However, notwithstanding anything to the contrary in this Annual Incentive Plan, the provisions of this Annual Incentive Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of this Annual Incentive Plan or any payment intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to the limitations on deductibility of compensation provided under Section 162(m).